Exhibit 99.1 PRESS RELEASE, DATED AUGUST 5, 2015, OF ENERSYS REGARDING FINANCIAL
RESULTS FOR THE FIRST QUARTER FISCAL 2016

EnerSys Reports First Quarter Fiscal 2016 Results
Reading, PA, USA, August 5, 2015 -- EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, announced today results for its first quarter of fiscal 2016, which ended on June 28, 2015.

Net earnings attributable to EnerSys stockholders (“Net earnings”) for the first quarter of fiscal 2016 were $48.4 million, or $1.03 per diluted share, including a favorable highlighted net of tax impact of $0.03 per share from a gain of $3.3 million relating to the sale of a facility in our Asia segment partially offset by charges of $0.9 million for restructuring plans, $0.5 million for ERP system implementation and $0.2 million for fees related to acquisition activities.

The Net earnings of $1.03 per diluted share compares to Net earnings per diluted share of $0.99 per diluted share for the first quarter of fiscal 2015, which included an unfavorable highlighted net of tax impact of $0.03 per share impact from a charge of $1.3 million for restructuring plans and $0.2 million for fees related to acquisition activities.

Excluding these highlighted items, adjusted Net earnings per diluted share for the first quarter of fiscal 2016, on a non-GAAP basis were $1.00, which met the lower end of range of the guidance of $1.00 to $1.04 per diluted share given by the Company on May 27, 2015. These earnings compare to the prior year first quarter adjusted Net Earnings of $1.02 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the first quarter of fiscal 2016 were $562.1 million, a decrease of 11% from the prior year first quarter net sales of $634.1 million and an 11% sequential quarterly decrease from the fourth quarter of fiscal 2015 net sales of $629.9 million. The 11% decrease compared to prior year quarter was largely the result of a 9% decrease due to foreign currency translation impact and a 3% decrease in organic volume partially offset by a 1% increase due to pricing. The 11% decrease in the current quarter compared to fourth quarter of fiscal 2015 was largely the result of a decrease in organic volume reflecting a 7% decrease in working days in the first quarter.

The Company’s operating results for its business segments for the first quarters of fiscal 2016 and 2015 are as follows:

	Quarter ended
	($ millions)
	June 28, 2015	June 29, 2014
Net sales by segment
Americas	$317.0	$330.9
EMEA	196.7	242.0
Asia	48.4	61.2

Total net sales	$562.1	$634.1

Operating earnings
Americas	$46.3	$41.5
EMEA	20.6	28.6
Asia	0.0	3.6
Restructuring charges - Americas	(0.6)	—
Restructuring charges - EMEA	(0.6)	(1.8)
Gain on sale of facility - Asia	4.3	—
ERP system implementation - Americas	(0.8)	—
Acquisition activity expense - Americas	(0.2)	—
Acquisition activity expense - Asia	—	(0.2)

Total operating earnings	$69.0	$71.7
EMEA - Europe, Middle East and Africa

"Our adjusted earnings per share of $1.00 for our first quarter was in the range of our previous guidance of $1.00 to $1.04,” stated John D. Craig, chairman and chief executive officer of EnerSys. “We believe global telecommunications spending has paused and we have experienced a decline in reserve power order intake and backlog. We believe reserve power orders will pick up by our third quarter. Our current order intake and backlog are strong in motive power. Our second quarter guidance for non-GAAP adjusted net earnings per diluted share is $0.92 and $0.96, which excludes an expected charge of $0.07 from our ongoing restructuring programs, ERP system implementation and acquisition expenses.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, ("GAAP"). EnerSys' management uses the non-GAAP measure “adjusted Net Earnings” in their analysis of the Company's performance. This measure, as used by EnerSys in past quarters and years, adjusts Net Earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company's restructuring initiatives and other highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and those charges and credits that are not directly related to operating unit performance, such as fees and expenses related to acquisition activities, stock-based compensation of senior executives, ERP system implementation and tax valuation allowance changes. Because these charges are not incurred as a result of ongoing operations or are incurred as a result of a potential or previous acquisition, they are not a helpful measure of the performance of our underlying business particularly in light of their unpredictable nature. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for Net Earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company's ongoing operating results. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Net Earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to preliminary amounts. Non-GAAP adjusted Net Earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	June 28, 2015		June 29, 2014
	(in millions, except share and per share amounts)
Net Earnings reconciliation
As reported Net Earnings	$48.4		$49.2
Non-GAAP adjustments, net of tax:
Restructuring charges - Americas	0.4	(1)	—
Restructuring charges - EMEA	0.5	(1)	1.3	(1)
Gain on sale of facility - Asia	(3.3)	(2)	—
ERP system implementation - Americas	0.5	(3)	—
Acquisition activity expense - Americas	0.2	(4)	—
Acquisition activity expense - Asia	—		0.2	(4)
Non-GAAP adjusted Net Earnings	$46.7		$50.7

Outstanding shares used in per share calculations
Basic	44,233,915		46,899,303
Diluted	46,756,376		49,726,238

Non-GAAP adjusted Net Earnings per share:
Basic	$1.06		$1.08
Diluted	$1.00		$1.02

Reported Net Earnings per share:
Basic	$1.09		$1.05
Diluted	$1.03		$0.99
Dividends per common share	$0.175		$0.175

EMEA - Europe, Middle East and Africa

(1)	Resulting from pre-tax restructuring charges in Americas and EMEA of approximately $0.6 million each in the first quarter of fiscal 2016 and $1.8 million in EMEA in the first quarter of fiscal 2015.
(2)	Resulting from pre-tax gain on sale of facility in Asia of approximately $4.3 million in the first quarter of fiscal 2016.
(3)	Resulting from pre-tax implementation costs of ERP system in Americas of approximately $0.8 million in the first quarter of fiscal 2016.
(4)
Resulting from pre-tax charges for acquisition activity expense in Americas of approximately $0.2 million in the first quarter of fiscal 2016 and $0.2 million in Asia for the first quarter of fiscal 2015.

Summary of Earnings (Unaudited)
(In millions, except share and per share data)

	Quarter ended
	June 28, 2015	June 29, 2014
Net sales	$562.1	$634.1
Gross profit	150.4	162.6
Operating expenses	84.5	89.1
Restructuring charges	1.2	1.8
Gain on sale of facility	(4.3)	—
Operating earnings	69.0	71.7
Earnings before income taxes	62.0	65.8
Net earnings attributable to EnerSys stockholders	$48.4	$49.2

Net earnings per common share attributable to EnerSys stockholders:
Basic	$1.09	$1.05
Diluted	$1.03	$0.99
Dividends per common share	$0.175	$0.175
Weighted-average number of common shares used in per share calculations:
Basic	44,233,915	46,899,303
Diluted	46,756,376	49,726,238

EnerSys also announced that it will host a conference call to discuss the Company's first quarter fiscal year 2016 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, August 6, 2015 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman and Chief Executive Officer, David M. Shaffer, President & Chief Operating Officer, and Michael J. Schmidtlein, Senior Vice President Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys' website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Thursday, August 6, 2015
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	877-359-9508
International Dial-In Number:	224-357-2393
Passcode:	78555290

A replay of the conference call will be available from 12:30 p.m. on August 6, 2015 through midnight on September 5, 2015.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	855-859-2056
International Replay Number:	404-537-3406
Passcode:	78555290

For more information, contact Thomas O'Neill, Vice President and Treasurer, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 610-236-4040; Web site: www.enersys.com.

EDITOR'S NOTE: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, intention to pay quarterly cash dividends, return capital to stockholders, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, order intake, backlog, payment of future cash dividends, execution of its stock buy back program, and market share, as well as statements expressing optimism or pessimism about future operating results or benefits from either its cash dividend or its stock buy back programs, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," including "Forward-Looking Statements," set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2015. No undue reliance should be placed on any forward-looking statements.